                                                                    EXHIBIT 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges


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
                                  Predecessor                     Panolam
                         ------------------------------ ----------------------------
                                                                      For the year
                         For the year ended Period from Period from       ended
                            December 31,     January 1   May 16 to    December 31,
                         ------------------ to June 11, December 31, ---------------
                           1994     1995       1996         1996      1997    1998
                         ------------------ ----------- ------------ ------- -------
                                        (in thousands, except ratios)
Income from continuing
 operations before
 income taxes and
 extraordinary item..... $  9,383 $  10,572   $4,040       $3,171    $ 2,708 $ 5,741
                         -------- ---------   ------       ------    ------- -------
Fixed charges:
 Interest...............      --        103      --         4,459      8,079   8,289
 33% of rental expense..      105       115       76          104        135     159
                         -------- ---------   ------       ------    ------- -------
 Total fixed charges....      105       218       76        4,563      8,214   8,448
                         -------- ---------   ------       ------    ------- -------
Income plus fixed
 charges................ $  9,488 $  10,790   $4,116       $7,734    $10,922 $14,189
                         -------- ---------   ------       ------    ------- -------
Ratio of earnings to
 fixed charges..........    90.4x     49.5x    54.2x         1.7x       1.3x    1.7x
                         ======== =========   ======       ======    ======= =======
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